Exhibit 10(j)(xiv)


                                             December 10, 1993



          Mr. Stephen M. Sweeney
          Vice President - Human Resources
          Gibson Greetings, Inc.
          2100 Section Road
          Cincinnati, OH   45237

          Dear Steve:

          As you are probably aware, your employment agreement with Gibson Greetings, Inc. was set to expire on November 30, 1993. Upon that expiration, without an extension, you would have become an at-will employee of the Company.

          However, we believe that you, as a valued member of the Company, have earned and continue to deserve the career and financial security afforded by an employment agreement. Therefore, we are hereby offering to extend your agreement indefinitely until it is terminated by the Company upon one (1) year's advance written notice to you. The agreement shall remain subject to earlier termination for cause. All other terms and conditions of the agreement shall remain the same.

          Please be aware that, even if the Company decides to terminate your employment agreement, that would not necessarily be a termination of your employment relationship with the Company.

          To indicate your acceptance of this amendment, please sign where indicated below and, as promptly as possible, return the executed original in the enclosed self-addressed envelope. Please be sure to retain an executed copy for your records.

                                             Sincerely,

                                             GIBSON GREETINGS, INC.

                                             /s/ Benjamin J. Sottile

                                             Benjamin J. Sottile
                                             Chairman of the Board,
                                             President and
                                             Chief Executive Officer
          BJS/HLC/dk

          ACCEPTED AND AGREED TO:

          Stephen M. Sweeney

          Date:    12/16/93
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